EXHIBIT 10.1

RED ROBIN GOURMET BURGERS, INC.

EXECUTIVE SEVERANCE PLAN

Effective as of August 25, 2023

TABLE OF CONTENTS

Page

SECTION 1 PURPOSE		1

SECTION 2 PARTICIPATION		1
2.1	Participation	1
2.2	Participation Agreement	1
2.3	Cessation of Participation	1

SECTION 3 NON-CHANGE IN CONTROL SEVERANCE BENEFITS		2
3.1	Severance Benefits Upon a Non-Change in Control Qualifying Termination.	2
3.2	Other Terminations of Employment	2
3.3	Conditions to Receipt of Non-Change in Control Severance Benefits	2

SECTION 4 CHANGE IN CONTROL SEVERANCE BENEFITS		3
4.1	Severance Benefits Upon a Change in Control Qualifying Termination	3
4.2	Other Terminations of Employment	4
4.3	Conditions to Receipt of Change in Control Severance Benefits	4
4.4	Full Settlement, Mitigation	5
4.5	Excise Tax Payment	5
4.6	Nonalienation	7

SECTION 5 MISCELLANEOUS		7
5.1	Applicable Law	7
5.2	Severability	7
5.3	Waiver of Breach	7
5.4	Successors, Assumption of Plan	7
5.5	Disputes	7
5.6	Notices	8
5.7	Assignment	8
5.8	Company Subsidiaries	8
5.9	Withholding	8
5.10	Section 409A	8
5.11	Employment Status	10
5.12	Non-Exclusivity of Rights	10

SECTION 6 AMENDMENT AND TERMINATION		10
6.1	Amendment and Termination	10
6.2	Participant Rights	10

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RED ROBIN GOURMET BURGERS, INC.
EXECUTIVE SEVERANCE PLAN

Section 1
Purpose

The Red Robin Gourmet Burgers, Inc. Executive Severance Plan (the “Plan”) has been established by Red Robin Gourmet Burgers, Inc. (the “Company”), as the successor to the Company’s Executive Change in Control Severance Plan (the “Prior Plan”) (which Prior Plan was originally effective as of August 14, 2018, and which is hereby superseded by the Plan and no longer applicable in respect of any Non-Change in Control Qualifying Termination or Change in Control Qualifying Termination that occurs on or after August 25, 2023), to provide both non-change in control and change in control severance pay and benefits to Eligible Employees and to promote the long-term financial interests of the Company and its shareholders, including by reducing the risk of departures and distractions of such Eligible Employees in a potential Change in Control situation, which would be detrimental to the Company and its shareholders. Capitalized terms not defined in the body of the Plan are set forth in Exhibit B hereto.

Section 2
Participation

2.1              Participation. Except as otherwise provided by the Board or the Compensation Committee of the Board (the Board or the Compensation Committee, the “Administrator”), the Company’s employees who serve in a position set forth on Exhibit A, shall be eligible to participate in the Plan (each such eligible individual, an “Eligible Employee”). The Administrator may delegate its authority under this Section 2.1 to the Chief Executive Officer with respect to employees other than the Chief Executive Officer.

2.2              Participation Agreement. In order for an Eligible Employee to become a Participant in the Plan, the Company may require such individual to execute a participation agreement, which agreement shall include a requirement that the individual agrees to be bound by the provisions of this Plan.

2.3              Cessation of Participation. Subject to the provisions of Sections 3.1 and 4.1, an individual shall cease to be a Participant in, or have any rights under, the Plan as of the date, if any, prior to a Non-Change in Control Qualifying Termination or Change in Control, on which he or she ceases to be employed by the Company. Anything in this Plan notwithstanding, if a Change in Control occurs and if the Participant’s employment with the Company terminated prior to the date on which the Change in Control occurs, and such termination of employment (i) was at the request of any third party participating in or causing the Change in Control, or (ii) otherwise arose in connection with, in relation to, or in anticipation of the Change in Control, then the Participant shall be entitled to all payments and benefits under the Plan as though the Participant had terminated his or her employment for Good Reason on the day after the Change in Control.

Section 3
Non-Change in Control Severance Benefits

3.1              Severance Benefits Upon a Non-Change in Control Qualifying Termination.

In the event of a Non-Change in Control Qualifying Termination, then the Participant shall be entitled to receive the following severance benefits, subject to Section 3.3:

(a)               The Accrued Obligations;

(b)               A cash payment equal to the Participant’s Non-Change in Control Cash Severance Multiplier times his or her Base Salary, payable in installments (over a period immediately following the Termination Date, determined as the number of months equal to the product of twelve (12) times the Non-Change in Control Cash Severance Multiplier) in accordance with the Company’s regular payroll practices;

(c)               With respect to the year in which the Non-Change in Control Qualifying Termination occurs, a cash lump sum payment equal to a pro rata portion of the Participant’s Annual Bonus for such year based on the full-year actual performance of the Company (as determined by the Administrator), determined by multiplying such Annual Bonus by a fraction, the numerator of which is the number of days in the then-current calendar year through the Termination Date and the denominator of which is three hundred and sixty-five (365), payable at such time as bonuses are generally paid by the Company to its executives; and

(d)               Upon the Participant’s timely election of continuation coverage under COBRA, the Company shall pay to the Participant in a cash lump sum within thirty (30) days after such election an amount equal to the product of (x) the amount of monthly premiums of the Participant’s group health insurance, including coverage for the Participant’s eligible dependents, if any, that the Company paid immediately prior to the Termination Date and (y) the number of months in the applicable Non-Change in Control Benefits Continuation Period.

For the avoidance of doubt, all outstanding equity awards under the Company’s equity-based plans and programs shall be treated pursuant to the terms of such plans and programs and relevant award agreements.

In addition, for the sake of clarity, to the extent that the Participant is a party to an employment agreement (or other written agreement) with the Company that provides for the payment of severance compensation and/or benefits in connection with a Non-Change in Control Qualifying Termination, the provisions of such employment agreement (or other written agreement) relating thereto shall govern to the extent of any inconsistency between this Plan and such employment agreement (or other written agreement), and in no event shall the Participant receive a duplication of benefits under this Section 3 and such employment agreement (or other written agreement).

3.2              Other Terminations of Employment. For the avoidance of doubt, if the Participant’s employment is terminated for any reason other than a Non-Change in Control Qualifying Termination, the Participant shall not receive any benefits under this Section 3, except that the Company shall pay or provide the Participant the Accrued Obligations.

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3.3              Conditions to Receipt of Non-Change in Control Severance Benefits.

(a)               The Participant’s entitlement to receive the payments and benefits under this Section 3 shall be conditioned upon:

(i)                 Delivery to the Company of a resignation from, as applicable, all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans;

(ii)              In the case of benefits payable under Section 3.1(b) - (d), the Participant’s compliance with the restrictive covenants set forth in Section 7 of the Release Agreement (as defined below); and

(iii)            In the case of benefits payable under Section 3.1(b) - (d), (A) delivery to the Company of an executed “RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT”, executed by the Participant (or by an individual authorized to act on behalf of the Participant’s estate if the Participant is deceased or authorized to act on the Participant’s behalf by reason of the Participant’s Disability) which shall be executed substantially in the form attached hereto as Exhibit C (with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose) in favor of the Company and its affiliates (the “Release Agreement”) and (B) expiration of all of the Participant’s rights thereunder or under applicable law to rescind or revoke the Release Agreement no later than the date specified in the Release of Claims.

(b)               If the Participant fails to materially comply with any obligation or covenant under Section 3.3(a), the Company’s obligations to make any payments or provide any benefits or other rights or entitlements to the Participant pursuant to any provision of the Plan shall immediately cease and the Participant shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to the Participant pursuant to any section of the Plan (other than, for the avoidance of doubt, the Accrued Obligations). The Company may recover amounts under this Section 3.3(b) by set-off from any amounts otherwise due to the Participant under any other plan, program or arrangement if the Participant fails to make any required repayment within fifteen (15) business days after written demand to the Participant to the extent permitted by applicable law and which will not result in a violation of Section 409A of the Code.

Section 4
change IN CONTROL Severance Benefits

4.1              Severance Benefits Upon a Change in Control Qualifying Termination. In the event of a Change in Control Qualifying Termination, then the Participant shall be entitled to receive the following severance benefits, subject to Section 4.3:(a)The Accrued Obligations;

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(b)               A cash lump sum payment equal to the Participant’s Change in Control Cash Severance Multiplier times the sum of his or her (i) Base Salary and (ii) Target Bonus, payable within ten (10) days following the Termination Date;

(c)               With respect to the year in which the Change in Control Qualifying Termination occurs, a cash lump sum payment equal to a pro rata portion of the Participant’s Target Bonus for such year, determined by multiplying such Target Bonus by a fraction, the numerator of which is the number of days in the then-current calendar year through the Termination Date and the denominator of which is three hundred and sixty-five (365), payable in a cash lump sum within ten (10) days following the Termination Date;

(d)               Upon the Participant’s timely election of continuation coverage under COBRA, the Company shall pay to the Participant in a cash lump sum within thirty (30) days after such election an amount equal to the product of (x) the amount of monthly premiums of the Participant’s group health insurance, including coverage for the Participant’s eligible dependents, if any, that the Company paid immediately prior to the Termination Date and (y) the number of months in the applicable Change in Control Benefits Continuation Period; and

(e)                 All outstanding and unvested stock option and restricted stock awards subject solely to time-based vesting shall vest in full and any restrictions or forfeiture provisions applicable to restricted stock awards shall lapse, notwithstanding the provisions of any equity incentive plan or any award agreement(s) between the Participant and the Company thereunder. Equity awards which vest in whole or part on achievement of performance criteria shall vest based on actual performance results and in accordance with their award agreements. This Section 4.1(e) shall not alter the remaining term of any option. For purposes of the Plan, references to restricted stock shall also include restricted stock units. If the Participant’s employment is terminated by the Company other than for Cause within ninety (90) days preceding a Change in control, any acceleration of vesting for time-based awards shall occur on such Change in Control.

For avoidance of doubt, the amount of payments to be provided under this Section 4.1 shall be determined without regard to any action that constitutes Good Reason under subsection (i) of the definition of "Good Reason". In the event of any conflict between the terms of the Plan and the terms of any equity plan or individual agreement evidencing an equity award, the terms of the Plan (including, but not limited to, the definition of “Change in Control”) shall prevail.

In addition, for the sake of clarity, to the extent that the Participant is a party to an employment agreement (or other written agreement) with the Company that provides for the payment of severance compensation and/or benefits in connection with a Change in Control Qualifying Termination, except as otherwise specifically provided in Exhibit A, the provisions of such employment agreement (or other written agreement) relating thereto shall govern to the extent of any inconsistency between this Plan and such employment agreement (or other written agreement), and in no event shall the Participant receive a duplication of benefits under this Section 4 and such employment agreement (or other written agreement).

4.2              Other Terminations of Employment. For the avoidance of doubt, if the Participant’s employment is terminated for any reason other than a Change in Control Qualifying

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Termination, the Participant shall not receive any benefits under this Section 4, except that the Company shall pay or provide the Participant the Accrued Obligations.

4.3              Conditions to Receipt of Change in Control Severance Benefits.

(a)               The Participant’s entitlement to receive the payments and benefits (including, without limitation, accelerated vesting of equity awards) under this Section 4 shall be conditioned upon:

(i)                 The Participant exercising his or her best efforts to bring about whatever result the Board determines to be in the best interests of the Company and its shareholders relative to any impending Change in Control, and agreeing to use his or her best efforts at and after the occurrence of a Change in Control to effect an orderly and beneficial transfer of control to the party or parties comprising the new control group;

(ii)              Delivery to the Company of a resignation from, as applicable, all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans;

(iii)            In the case of benefits payable under Section 4.1(b) - (e), the Participant’s compliance with the restrictive covenants set forth in Section 7 of the Release Agreement; and

(iv)             In the case of benefits payable under Section 4.1(b) - (e), (A) delivery to the Company of an executed Release Agreement and (B) expiration of all of the Participant’s rights thereunder or under applicable law to rescind or revoke the Release Agreement no later than the date specified in the Release of Claims.

(b)               If the Participant fails to materially comply with any obligation or covenant under Section 4.3(a), the Company’s obligations to make any payments or provide any benefits or other rights or entitlements to the Participant pursuant to any provision of the Plan shall immediately cease and the Participant shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to the Participant pursuant to any section of the Plan (other than, for the avoidance of doubt, the Accrued Obligations). The Company may recover amounts under this Section 4.3(b) by set-off from any amounts otherwise due to the Participant under any other plan, program or arrangement if the Participant fails to make any required repayment within fifteen (15) business days after written demand to the Participant to the extent permitted by applicable law and which will not result in a violation of Section 409A of the Code.

4.4              Full Settlement, Mitigation. Except as provided in Sections 3.3(a), 3.3(b), 4.3(a) and 4.3(b), the Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and, except as provided in Sections 3.3(b) and 4.3(b), such amounts shall not be reduced whether or not the Participant obtains other employment.

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4.5              Excise Tax Payment.

(a)               Anything in this Plan to the contrary notwithstanding, in the event that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Change in Control Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation under which such Change in Control Payments are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “Section 4999 Limit”). A comparison shall then be made between (i) the Participant’s Net After-Tax Benefit (as defined below), assuming application of the Section 4999 Limit; and (ii) the Participant’s Net After-Tax Benefit, without application of the Section 4999 Limit. If the amount in Section 4.5(a)(ii) exceeds the amount in Section 4.5(a)(i), then no limit on the Change in Control Payments received by the Participant under this Plan shall be imposed by this Section 4.5(a). Otherwise, if the amount in Section 4.5(a)(i) exceeds the amount in Section 4.5(a)(ii), the amount payable to the Participant pursuant to this Plan shall be reduced so that no such Change in Control Payment is subject to the Excise Tax. “Net After-Tax Benefit” means the sum of (x) all payments that the Participant receives or is entitled to receive from the Company that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 280G(b)(2) of the Code (either, a “Section 280G Transaction”) less (y) the amount of federal, state, local and employment taxes and Excise Tax, if any, imposed with respect to such payments.

(b)               All determinations required to be made under this Section 4.5, including whether and when a Change in Control Payment is cut back pursuant to Section 4.5(a) and the amount of such cutback, and the assumptions to be utilized in arriving at such determination, shall be made by a professional services firm designated by the Board that is experienced in performing calculations under Section 280G of the Code (the “Professional Services Firm”), which shall provide detailed supporting calculations both to the Company and to the Participant. If the Professional Services Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another qualified professional services firm to make the determinations required hereunder (which such professional services firm shall then be referred to as the Professional Services Firm hereunder). All fees and expenses of the Professional Services Firm shall be borne solely by the Company.

(c)               In the event that a reduction in the Change in Control Payments is required pursuant to this Section 4.5, then, except as provided below with respect to the Change in Control Payments that consist of health and welfare benefits, the reduction in Change in Control Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Change in Control Payment and then reducing the Change in Control Payments in order beginning with the Change in Control Payment with the highest Parachute Payment Ratio. For Change in Control Payments with the same Parachute Payment Ratio, such Change in Control Payments shall be reduced based on the time of payment of such Change in Control Payments, with amounts being paid further in the future being reduced first. For Change in

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Control Payments with the same Parachute Payment Ratio and the same time of payment, such Change in Control Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Change in Control Payments next in order for reduction. For purposes of this Section 4.5(c), “Parachute Payment Ratio” means a fraction, the numerator of which is the value of the applicable Change in Control Payment as determined for purposes of Section 280G of the Code, and the denominator of which is the financial present value of such Change in Control Payment, determined at the date such payment is treated as made for purposes of Section 280G of the Code. In determining the denominator for purposes of the preceding sentence, (i) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Section 280G of the Code; (ii) the financial value of payments shall be determined generally under Q&A 12, 13, and 14 of Treasury Regulation Section 1.280G-1; and (iii) other reasonable valuation assumptions as determined by the Company shall be used. Notwithstanding the foregoing, Change in Control Payments that consist of health and welfare benefits shall be reduced after all other Change in Control Payments, with health and welfare Change in Control Payments being made furthest in the future being reduced first. Upon any assertion by the Internal Revenue Service that any such Change in Control Payment is subject to the Excise Tax, the Participant shall be obligated to return to the Company any portion of the Change in Control Payment determined by the Professional Services Firm to be necessary to appropriately reduce the Change in Control Payment so as to avoid any such Excise Tax.

4.6              Nonalienation. The interests of a Participant under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

Section 5
Miscellaneous

5.1              Applicable Law. The Plan shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof. Each Participant shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Plan; provided, however, that, the Company is not limited to seeking relief in those courts.

5.2              Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, and the Plan will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

5.3              Waiver of Breach. No waiver of a breach of any provision of the Plan, or of compliance with any condition or provision of the Plan, will operate or be construed as a waiver by the non-breaching party of any subsequent breach of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure to take any action by reason of such breach will not deprive the non-breaching party of the right to take action at any time while such breach continues.

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5.4              Successors, Assumption of Plan. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

5.5              Disputes.

(a)               Except as otherwise provided herein, any controversy arising out of or relating to this Plan, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of a Participant’s participation in this Plan, including, but not limited to, any state or federal statutory or common law claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”) or, if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute. Provisional injunctive relief may, but need not, be sought by the Company or the Participant in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Each Participant and the Company acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Plan, and under no circumstances shall class claims be processed or participated in by a Participant. Each Participant and the Company agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. Each Participant and the Company further agree that in any proceeding to enforce the terms of this Plan, the prevailing party shall be entitled to its or the Participant’s reasonable attorneys’ fees and costs incurred by it or the Participant in connection with resolution of the dispute, in addition to any other relief granted.

5.6              Notices. Any notice or document required to be given under the Plan shall be considered to be given if delivered or mailed by first class mail, postage prepaid, if (a) to the Company by (i) a Participant other than the Chief Executive Officer, to the Company’s Chief Executive Officer, or (ii) the Chief Executive Officer, to the Chair of the Board, with a copy to the Company’s Chief Legal Officer, in each case, at the Company’s principal business address, or (b) to a Participant, at the last address of such participant filed with the Company.

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5.7              Assignment. The Company may assign its rights and obligations under the Plan (in whole or in part) to any direct or indirect subsidiary of the Company; provided, however, that no such assignment shall relieve or limit the Company’s obligations hereunder.

5.8              Company Subsidiaries. If the Participant is an employee of any Subsidiary of the Company, the Participant shall be entitled to all of the rights and benefits of this Plan as though the Participant were an employee of the Company and the term “Company” shall be deemed to include the Subsidiary by whom the Participant is employed. The Company guarantees the performance of its Subsidiary under this Plan.

5.9              Withholding. The Company may withhold from any payments made under this Plan all applicable federal, state, city or other applicable taxes.

5.10          Section 409A. Notwithstanding anything in this Plan to the contrary:

(a)               To the extent required by Section 409A of the Code, all references to “Non-Change in Control Qualifying Termination,” “Change in Control Qualifying Termination,” “termination of employment,” “Date of Termination” and correlative phrases for purposes of the Plan shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein).

(b)               To the extent that (i) any payments or benefits to which the Participant becomes entitled under the Plan, or under any other plan, program or agreement maintained by the Company, in connection with the Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (x) the expiration of the six (6) month and one (1)-day period measured from the date of the Participant’s separation from service (as defined in Section 5.10(a) above) from the Company; or (y) the date of the Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant’s beneficiary in one lump sum. For purposes of this Section 5.10, the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i) in accordance with the policies of the Company.

(c)               It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties

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intend that all the benefits and payments provided under the Plan shall be exempt from, or comply with, the requirements of Section 409A of the Code.

(d)               To the extent any expense reimbursement or the provision of any in-kind benefit under the Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.

5.11          Employment Status. Nothing herein alters the status of any Participant as an employee at will of the Company whose employment may be terminated by either party upon notice. This Plan shall not extinguish or modify any Participant’s obligations under any pre-existing plan or agreement with the Company.

5.12          Non-Exclusivity of Rights. Nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which a Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any contract or agreement with the Company or any of its affiliates, except that all payments and benefits made under the Plan are made in lieu of any other severance compensation or benefits to which a Participant may otherwise be entitled under any plan, program, policy or arrangement of the Company. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliates at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except to the extent explicitly modified by the Plan.

Section 6
Amendment and Termination

6.1              Amendment and Termination. Subject to the provisions of Section 6.2, the Company may amend or terminate the Plan at any time.

6.2              Participant Rights. Except as otherwise provided in this Section 6.2, (i) no amendment to the Plan or other action (including removal of participation in the Plan under Section 2.1) that directly or indirectly affects a Participant’s rights under the Plan shall be effective until the second (2nd) anniversary of the date the Administrator adopts such amendment other than with the written consent of such Participant; and (ii) for the avoidance of doubt, in the event an amendment (or other action) affects multiple Participants and consent to a change is obtained for some but not all such Participants, the amendment (or other action) will be immediately effective with respect to the Participants who provided their written consent but will not be effective for other affected Participants until the second (2nd) anniversary of the date such

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amendment (or other action) is adopted. With respect to any Participant whose Change in Control Severance Multiplier is not greater than 1.0, the foregoing provisions of this Section 6.2 shall only apply following a Change in Control.

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EXHIBIT A

PARTICIPANTS & ENTITLEMENTS

Position	Change in Control Cash Severance Multiplier	Change in Control Benefits Continuation Period	Non-Change in Control Cash Severance Multiplier	Non-Change in Control Benefits Continuation Period	Restricted Period[1]
Chief Executive Officer	3.0[2]	36 months[3]	2.0	18 months	36 months
Chief Financial Officer; Chief Legal Officer; Chief Technology Officer; Chief Marketing Officer; Chief Business Development Officer	2.0	24 months	1.0	12 months	24 months
Other Participants designated from time to time by the Administrator (or its delegee)	1.0	12 months	1.0	12 months	12 months

1 For the sake of clarity, in the event of a Non-Change in Control Qualifying Termination, to the extent that the Participant is a party to an employment agreement (or other written agreement) with the Company that provides for a restricted period duration in connection with a covenant not to compete (or other restrictive covenants), the provisions of such employment agreement (or other written agreement) relating thereto shall govern to the extent of any inconsistency between this Plan and such employment agreement (or other written agreement).

2 This multiplier shall apply notwithstanding anything in such Participant’s employment letter agreement with the Company that would otherwise provide for a lesser multiplier.

3 This period shall apply notwithstanding anything in such Participant’s employment letter agreement with the Company that would otherwise provide for a shorter period.

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EXHIBIT B

DEFINITIONS

The following terms as used in the Plan shall have the following meanings:

1.                   “Accrued Obligations” means (a) the sum of (i) the Participant’s Base Salary through the Termination Date to the extent not theretofore paid and (ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date, which shall be paid in a lump sum in cash within ten (10) days following a Non-Change in Control Qualifying Termination or Change in Control Qualifying Termination (or thirty (30) days if a termination of employment other than a Non-Change in Control Qualifying Termination or Change in Control Qualifying Termination) or such earlier date as required by law; (b) any payments, benefits or fringe benefits to which the Participant shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or any other agreement, which shall be paid at such times and in such forms as are provided for by such plan, program, grant, or agreement or such earlier date as may be required by law; and (c) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the Termination Date, which shall be paid in a lump sum in cash when such Annual Bonus payment is regularly paid to similarly situated Company employees.

2.                   “Annual Bonus” means the bonus payable under the Company’s annual cash incentive bonus plan, program, agreement or arrangement in which the Participant participates, if any, as of the Termination Date.

3.                   “Base Salary” means the Participant’s annual base salary, exclusive of any bonus or other benefits he or she may receive.

4.                   “Board” means the Board of Directors of the Company.

5.                   “Cause” means (a) the Participant’s continual or deliberate neglect in the performance of the Participant’s material duties; (b) the Participant’s failure to devote substantially all of the Participant’s working time to the business of the Company and its Subsidiaries (other than as expressly permitted in a written employment agreement between the Company and the Participant); (c) the Participant’s willful failure to follow the lawful directives of, as applicable, the Board, the Company’s Chief Executive Officer or the Participant’s immediate supervisor in any material respect; (d) the Participant’s engaging in misconduct in connection with the performance of any of the Participant’s duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its Subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its Subsidiaries; (e) the violation by the Participant, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its Subsidiaries; (f) the Participant’s breach of the material provisions of the Plan or any other non-competition, non-disclosure, confidentiality or other similar agreement executed by the Participant with the Company or any of its Subsidiaries

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or other active disloyalty to the Company or any of its Subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or (g) the Participant’s engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its Subsidiaries, including without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude, or sexual harassment; provided, however, that the Participant will not be deemed to have been terminated for Cause in the case of clauses (a), (b), (c), or (e), above, unless any such failure or material breach is not fully corrected prior to the expiration of the ten (10) business day period following delivery to the Participant of the Company’s written notice that specifies in detail the alleged event(s) constituting Cause hereunder and the Company’s intention to terminate the Participant’s employment for Cause.

6.                   “Change in Control” means the first to occur of the following:

(a)                 The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor; or (D) any acquisition by any entity pursuant to a transaction that complies with clauses (c)(i)-(iii), below;

(b)                A majority of the individuals who serve on the Board as of the date hereof (the “Incumbent Board”) ceases for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)                 Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless following such Business Combination: (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-

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outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (ii) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Company or Parent) beneficially owns, directly or indirectly, more than thirty percent (30%) of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership of more than thirty percent (30%) existed prior to the Business Combination; and (iii) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or of a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)                Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in the context of a transaction that does not constitute a Change in Control under clause (c) of the definition of “Change in Control”, above.

Notwithstanding the foregoing, in no event may there be more than one transaction or occurrence treated as a “Change in Control” for purposes of the Plan. The Administrator shall have full and final authority, which shall be exercised in its reasonable discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

7.                   "Change in Control Benefits Continuation Period” means the number of months listed in the “Change in Control Benefits Continuation Period” column of Exhibit A and determined by the Participant’s title as of immediately prior to the occurrence of a Change in Control.

8.                   “Change in Control Cash Severance Multiplier” means the multiplier listed in the “Change in Control Cash Severance Multiplier” column of Exhibit A and determined by the Participant’s title as of immediately prior to the occurrence of a Change in Control.

9.                   “Change in Control Date” means the date on which a Change in Control occurs. Anything in the Plan to the contrary notwithstanding, if the Participant’s employment with the Company is terminated (a) by the Company without Cause or (b) by the Participant pursuant to clause (c) of the definition of Good Reason, in either case, within six (6) months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control; or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of the Plan the “Change in Control Date” shall mean the date immediately prior to the Termination Date.

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10.                "Change in Control Qualifying Termination” means the Participant’s termination of employment with the Company (a) by the Company without Cause or (b) by the Participant for Good Reason, in either case, during the Employment Period.

11.                “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

12.                “Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

13.                “Employment Period” means the period beginning on the Change in Control Date and ending on the last day of the twenty-four (24)-month period following the Change in Control Date.

14.                “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor laws in replacement thereof.

15.                “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

16.                “Good Reason” means (a) a reduction in the Participant’s compensation; (b) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s headquarters immediately prior to the Change in Control Date; (c) a significant reduction in the then-effective responsibilities of the Participant without the Participant’s prior written consent; (d) a willful breach by the Company of any material provision of the Plan or the Participant’s employment agreement; or (e) any failure by the Company to obtain the assumption of the obligations contained in the Plan by any successor as contemplated in Section 5.4 of the Plan; provided, that, in any case, the Participant gives written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition and the Company has thirty (30) days from the date when such notice is provided to cure the condition without being required to make payments under the Plan.

17.                “Non-Change in Control Benefits Continuation Period” means the number of months listed in the “Non-Change in Control Benefits Continuation Period” column of Exhibit A and determined by the Participant’s title as of immediately prior the Termination Date.

18.                “Non-Change in Control Cash Severance Multiplier” means the multiplier listed in the “Non-Change in Control Cash Severance Multiplier” column of Exhibit A and determined by the Participant’s title as of immediately prior to the Termination Date.

19.                “Non-Change in Control Qualifying Termination” means the Participant’s termination of employment with the Company (a) by the Company without Cause or (b) by the Participant for Good Reason, in either case, that does not occur during the Employment Period.

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20.                “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

21.                “Restricted Period” means the number of months listed in the “Restricted Period” column of Exhibit A and determined by the Participant’s title as of immediately prior the Termination Date or the occurrence of a Change in Control, as applicable.

22.                “Subsidiary” means a company, fifty percent (50%) or more of the voting securities of which are owned, directly or indirectly, by the Company.

23.                “Target Bonus” means the Participant’s target Annual Bonus.

24.                “Termination Date” means the date on which the Participant’s termination of employment with the Company occurs for any reason.

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EXHIBIT C

FORM OF RELEASE OF CLAIMS
AND RESTRICTIVE COVENANT AGREEMENT

This Release of Claims and Restrictive Covenant Agreement (this “ Agreement ”) is entered into by [___________________] (“You”) and Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”) in connection with your separation from employment with the Company and in accordance with the Red Robin Gourmet Burgers, Inc. Executive Severance Plan (the “Plan”). Capitalized terms used and not defined herein shall have the meanings provided in the Plan. You and the Company agree to the following:

1.                   Date of Termination. Your final day as an employee of the Company is _______________, 20__ (the “Date of Termination”). You agree that, by your signature below, you hereby resign from all positions, including any board memberships, related to the Company and its subsidiaries contemporaneously with the execution of this General Release.

2.                   Severance Amount. Provided that you execute this Agreement, do not later revoke your acceptance, and that this Agreement becomes effective on or before _____________, 20__, you will receive a lump sum cash payment in the amount of $_________, less legally required withholdings, payable on ____________.

3.                   Release Deadline. You will receive the benefits described in paragraph 2 above only if you sign this Agreement on or before ______________, 20__. In exchange for and in consideration of the benefits offered to you by the Company in Section 2 above, you agree to the terms of this Agreement.

4.                   General Release of Claims; Indemnification.

(a)                 Except as provided in Section 4(b) below, you knowingly and voluntarily release and forever discharge the Company and the other Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (however styled, including compensatory, liquidated, punitive or exemplary damages), claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (from the beginning of the world through the date of this Agreement and whether known or unknown, suspected or unsuspected, claimed or which could have been claimed against the Company or any of the Released Parties which you, your spouse, or any of your heirs, executors, administrators, representatives or assigns, have or may have, which arise out of or are connected with your employment or association with, or your separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993, as amended; the Civil Rights Act of 1866, as amended; the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), as amended (“ADEA”); the Worker Adjustment Retraining and Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; any applicable Executive Order

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Programs; the Fair Labor Standards Act, as amended; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). As part of the release set forth in this Section 4, you fully and forever covenant not to sue, or cause to be sued, the Company or any other Released Party with respect to any Claims released herein.

(b)                This Agreement shall not relinquish, diminish, or in any way affect (i) any accrued benefits under the terms of the Plan or any other plans or benefit programs of the Company which are due to you, so long as any such benefit(s) under other plans or benefits programs have been earned and are vested, (ii) rights for indemnification as a director, officer or employee of the Company under the Company’s certificate of incorporation or bylaws for duly approved acts taken prior to the date of this Agreement, subject to the provisions thereof, or (iii) rights under any director & officer insurance or similar insurance policies in effect prior to the date of this Agreement.

(c)                 You represent that you have made no assignment or transfer of any Claims, or any other matter covered by Section 4(a) above. You agree that You will indemnify, defend and hold harmless the Company and the other Released Parties from any and all Claims so assigned and transferred. You have not been involved in any personal bankruptcy or other insolvency proceedings at any time since You began your employment with the Company. No child support orders, garnishment orders, or other orders requiring that money owed to me by the Company be paid to any other person are now in effect.

(d)                By signing this Agreement, you acknowledge and intend that it shall be effective as a bar to each and every one of the Claims released herein. You agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement. You therefore agree that in the event a Claim is brought seeking damages against me in violation of the terms of this Agreement, or in the event a party should seek to recover against the other in any Claim brought by a governmental agency on such party’s behalf, this Agreement shall serve as a complete defense to such Claim. You further agree that you are not aware of any pending or threatened charge or complaint of the type described above as of the execution of this Agreement.

5.                   Representations. By signing this Agreement, you further represent and agree that:

(a)                 You have read this Agreement carefully;

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(b)                You understand all of its terms and know that you are giving up important rights, including but not limited to, rights under Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; and the Employee Retirement Income Security Act of 1974, as amended;

(c)                 You knowingly and voluntarily consent and agree to everything in this Agreement; and

(d)                You have been advised to consult with an attorney before executing this Agreement and you have done so or, after careful reading and consideration you have chosen not to do so of your own volition.

6.                   Miscellaneous.

(a)                 You understand that this Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(b)                Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c)                 This Agreement shall be binding in all respects upon, and shall inure to the benefit of, the heirs, successors, and assigns of the parties hereto; provided that you acknowledge that you may not assign your rights under this Agreement without the prior written consent of the Company. You agree, upon reasonable request of the Company, to execute, acknowledge, and deliver any additional instrument or documents that may be reasonably required to carry out the intentions of this Agreement. This Agreement may be executed in counterparts and facsimile signatures shall be originals for all purposes.

(d)                This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado and that any disputes arising under this Agreement or by any asserted breach of it, or from the employment relationship between you and the Company, shall be litigated in the state or federal courts in Colorado and you consent to such jurisdiction.

(e)                 The provisions of this Agreement may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and by you.

[NOTE TO FORM: Include clauses (f) - (m) only if applicable (when executive is over age 40).]

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(f)                  You represent that you are over the age of forty (40). As part of the release set forth in Section 4, you knowingly and voluntarily agree to waive any rights or claims arising out of or relating to the ADEA (the “ADEA Waiver”) and acknowledge that you have been informed of the following:

(g)                You represent and acknowledge that you are waiving any and all rights or claims that you may have arising under the ADEA;

(h)                You represent and acknowledge that you have been informed of your right to consult with an attorney regarding these ADEA rights, before executing this Agreement;

(i)                  You know and understand that you are not waiving any rights or claims that may arise after the date this waiver of ADEA rights is executed;

(j)                  You know and understand that in exchange for the waiver of your rights under the ADEA, you are receiving consideration in addition to any consideration to which you are already entitled;

(k)                YOU REPRESENT AND ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

(l)                  You acknowledge and understand that you have been given a period of at least twenty-one (21) days in which to consider the terms of the ADEA Waiver provided to me and if you elect to execute this Agreement prior to the expiration of the 21-day review period afforded you do so voluntarily and of your own accord and election; and

(m)               You acknowledge and understand that you have the right to revoke this ADEA Waiver contained in this Agreement at any time within seven (7) days after signing this Agreement, by providing written notice to the following address: Red Robin Gourmet Burgers, Inc., 6312 South Fiddlers Green Circle, Suite 200N, Greenwood Village, CO 80111, Attention: Chief Legal Officer, and that, upon such revocation, this Agreement will not have any further legal force and effect. You further understand and agree that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired.

7.                  Restrictive Covenants.4

(a)                 Confidential Information. You agree not to disclose to any person or entity or use any information not in the public domain, in any form, acquired while you were employed or associated with the Company or any Subsidiary or affiliate or, if acquired following the termination of such association, such information which, to your knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any Subsidiary or affiliate, relating to the Company or its business. You agree and acknowledge that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and you will, upon request, return to the Company the originals and all copies of any such information provided to or acquired by

4 The covenants in this Section may be modified by the Administrator to comply with applicable law in the jurisdiction of employment and/or residence of the applicable Plan participant.

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you in connection with your association with the Company or any Subsidiary or affiliate and shall return to the Company all files, correspondence, and/or other communications received, maintained, and/or originated by you during the course of such association.

(b)                Non-Competition. You agree that during the Restricted Period, you shall not, directly or indirectly, either for yourself or for, with or through any other person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit your name to be used by, any business that, in the reasonable judgment of the Board, competes with the Company and its Subsidiaries in the restaurant business (a “Competitive Activity”). In making its judgment as to whether any business is engaged in a Competitive Activity, the Board shall act in good faith and shall first provide you with a reasonable opportunity to present such information as you may desire for the Board’s consideration. For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, or owner (other than by ownership of less than five percent (5%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange).

(c)                 Non-Solicitation. You agree that during the Restricted Period, you shall not, without the prior written approval of the Company, directly or indirectly through any person (a) induce or attempt to induce any employee of the Company or any Subsidiary or affiliate at the level of Director or higher to leave the employ of the Company or any Subsidiary or affiliate, or in any way interfere with the relationship between the Company or any Subsidiary or affiliate and any employee thereof; (b) hire any person who was an employee at the level of Director or higher of the Company or any Subsidiary or affiliate within twelve (12) months after such person’s employment or engagement with the Company or any Subsidiary or affiliate was terminated for any reason; or (c) induce or attempt to induce any supplier of the Company or any Subsidiary or affiliate to cease doing business with the Company or any Subsidiary or affiliate, or in any way interfere with the relationship between any such supplier and the Company or any Subsidiary or affiliate.

(d)                Reformation. If it shall be finally determined that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(e)                 Remedies; Equitable Relief. In the event you violate the non-competition or non-solicitation provisions of this Section 7, you will be obligated to repay to the Company all payments received pursuant to this Agreement (other than, for the avoidance of doubt, the Accrued Obligations), and you shall have no further obligation to pay you any payments that may be remaining under this Agreement. In the event you breach or threaten to breach any of the provisions of this Section 7, in addition to and without limiting or waiving any other remedies available to the Company under this Agreement, in law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic, or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 7. Notwithstanding anything to contrary in this Agreement or in the Plan, in no

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event shall the mere assertion of a violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amount otherwise payable to you under this Agreement.

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ACKNOWLEDGED AND AGREED TO BY:

DATED: ________________, 20_____

Name

Red Robin Gourmet Burgers, Inc.
a Delaware corporation

By:
Name:
Title:

Dated: